Exhibit 99.1

Microbot Medical Commenced its First Step in the Anticipated Regulatory Process for its LIBERTY® Robotic System

GLP Pre-Clinical Trial Commenced at a Leading Research Institute by Global Leaders in the Endovascular Space

HINGHAM, Mass., September 12, 2022 – Microbot Medical Inc. (Nasdaq: MBOT) announces the commencement of its GLP Pre-Clinical Trial for the LIBERTY Robotic System at a world-class MedTech research laboratory. The study is being conducted by top Key Opinion Leaders (KOLs).

“This much anticipated and important milestone represents the first step in our path to achieve regulatory approvals as we aim to transform the world of surgical robotics in general, and specifically in the endovascular space,” commented Harel Gadot, Chairman, CEO and President. “We believe, based on the multiple successful feasibility studies performed to date, that we will be able to successfully meet the study’s endpoints, allowing us to continue progressing toward various regulatory approvals.”

About Microbot Medical Inc.

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements as to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and SCS, the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the SCS’s EFS which could adversely affect or delay the EFS, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754